EXHIBIT 10.1


This agreement is made and entered into as of the 25th day of August 1999, by Isolyser Company, Inc. and Travis W. Honeycutt.

In consideration of the mutual covenants contained in this agreement, Isolyser and Honeycutt agree as follows:

1.   EMPLOYMENT

     (a) Effective November 1, 1999 and through October 31, 2002 Mr. Honeycutt will serve as the Consultant to the President of Orex Technologies International (OTI) and as such shall become a consultant to and not an employee of Isolyser. This consultancy can be terminated by Mr. Honeycutt with 90 days notice or may be extended by mutual agreement. During this term Mr. Honeycutt shall assist Isolyser faithfully and diligently to achieve its objectives as may be reasonably requested by the President of OTI and will take no action which is contrary to these objectives. As Consultant to the President of OTI, Mr. Honeycutt shall have no policy-making authority on behalf of Isolyser and shall have no authority to bind Isolyser to any obligations. Mr. Honeycutt shall not be required to devote his full working time and attention to Isolyser, and may be engaged in other activities subject to paragraph 3 of this agreement.

     (b) Mr. Honeycutt may continue to serve on the Board of Directors and maintain that status as long as he is duly elected to that position.

 2.  COMPENSATION  AND  BENEFITS.     As full  compensation  for  all  services
     rendered by Mr. Honeycutt as a consultant to Isolyser under this agreement and as full consideration for the covenants of Mr. Honeycutt contained in this agreement, Mr. Honeycutt shall be entitled to the following so long as Mr. Honeycutt is not in breach of this agreement and has not earlier terminated this agreement:

     (a) A consulting fee of (i) $150,000 for the year beginning November 1,1999 and ending October 31, 2000, (ii) $130,000 for the year beginning November 1, 2000 and ending October 31, 2001, and (iii) $35,000 for the year beginning November 1, 2001 and ending October 31, 2002.

     (b) Isolyser shall be responsible for cobra payments for medical and dental for 18 months beginning November 1, 1999 and ending April 30, 2001. It is understood that Mr. Honeycutt is only eligible for those benefits which he is currently enrolled. At the expiration of the Cobra benefits Isolyser will pay Mr. Honeycutt $6,500 toward the cost of other health insurance benefits. Mr. Honeycutt acknowledges that, except as set forth herein, he and his dependents will not participate in any benefit plans upon becoming Consultant to the President of OTI.

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     (c)  Mr.  Honeycutt will also be entitled to expenses not to exceed $20,000 per year for the term of the consulting agreement. Included in these expenses will be reasonable expenditures to establish a home office. All expenses must be approved by the CEO of Isolyser and must be in relation to reasonable travel and other related business expense associated with the role of Consultant to the President of OTI.

     (d) Subject to Mr. Honeycutt's continued reelection to and service as a member of Isolyser's Board of Directors, Mr. Honeycutt shall be entitled to the compensation provided to "outside" members of the Board as from time-to-time in effect per the policies as may be established from time-to-time in the discretion of the Board of Directors. Such policy now provides for an annual retainer of $10,000 and certain stock options.

3.  PROTECTIVE  COVENANTS;  REMEDIES

     (a) Property Rights. Mr. Honeycutt acknowledges and agrees that all records, files and equipment either supplied by Isolyser or any of its affiliates or subsidiaries (collectively, the "Isolyser Companies") or relating to the business of the Isolyser Companies, whether or not prepared by Mr. Honeycutt, are the property of Isolyser and shall be returned effective October 31, 1999. These include but are not limited to records or books relating to the manner in which Isolyser conducts its business. It is understood that such material that is needed for Mr. Honeycutt to perform his role as Consultant to the President of OTI will be mutually agreed to and not subject to return to Isolyser
          until   the   termination   of  Mr.   Honeycutt's   consultancy.

     (b) Non-Disclosure of Confidential Information. Mr. Honeycutt acknowledges that through his formal and informal association with Isolyser he has and will become familiar with among other things the following:

                    Any scientific or technical information, design, process, procedure, formula or improvement that is secret or of value, and information including, but not limited to, technical or nontechnical data, formula, patterns, compilations, programs, devices, methods, techniques, drawings, process and financial data, which Isolyser takes reasonable efforts to protect from disclosure, and from which Isolyser derives actual or potential economic value due to its confidential nature (the foregoing hereinafter collectively referred to as the "Confidential Information").

          Mr. Honeycutt acknowledges that use of such Confidential Information will give him an unfair competitive advantage over Isolyser in the event that he should go into competition with Isolyser and agrees that during the course of this agreement and for a two year period following termination of his consultancy under this agreement, Mr. Honeycutt will not disclose to any person, or utilize for his benefit, any of the Confidential Information. Mr. Honeycutt acknowledges that such Confidential Information is of special and particular value to Isolyser; is the property of Isolyser, the product of years of experience and trial and error; is not generally known to Isolyser's competitors; and is regularly used in the operation of Isolyser's business. Mr. Honeycutt acknowledges and recognizes that applicable law prohibits disclosure of confidential information and trade secrets indefinitely (i.e., without regard to the two year period described in this paragraph), and Isolyser has the right to require Mr. Honeycutt to comply with such law in addition to Isolyser's rights under this paragraph.

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          (c)  Non-Interference  with  Employees.  Mr.  Honeycutt  agrees not to directly or indirectly solicit Isolyser employees to leave Isolyser for a period of two years following the termination of
               his  consultancy   under  this  agreement  unless  agreed  to  by
               Isolyser.

          (d) Inventions. Mr. Honeycutt agrees to fully inform and disclose to Isolyser all inventions, designs, improvements and discoveries relating directly or indirectly to the Business (as defined below) which Mr. Honeycutt now has or may have at any time while Mr. Honeycutt is either employed by Isolyser or engaged as a consultant to Isolyser. All such inventions, designs, improvements and discoveries shall be the exclusive property of Isolyser. Mr. Honeycutt shall assist Isolyser to obtain such legal protection of all inventions, designs, improvements and discoveries as may be deemed desirable by Isolyser from time to time.

          (e) Non-Solicitation of Customers. Until the second anniversary of the date of termination of Mr. Honeycutt's consultancy under this agreement Mr. Honeycutt agrees that he will not, within the world (the "Territory") which the parties agree has been the territory in which Mr. Honeycutt has rendered services, for Mr. Honeycutt's own benefit or on behalf of any other person, partnership, company or corporation, contact any customers or vendors of Isolyser who Mr. Honeycutt called upon while employed by Isolyser, for the purpose of developing, manufacturing or selling degradable or infection control products for use in the medical, industrial or commercial markets as described in Isolyser's Annual Report on Form 10-K for the year ended December 31, 1998 (collectively, the "Business").

          (f) Non-Competition. Until the second anniversary of the date of termination of Mr. Honeycutt's consultancy under this agreement, Mr. Honeycutt agrees that he will not directly or indirectly on his behalf or on the behalf of others engage in the "Business" in the Territory in any capacity that involves duties similar to the duties Mr. Honeycutt undertakes or has undertaken for Isolyser.

          (g) Acknowledgments Regarding Protective Covenants. Mr. Honeycutt acknowledges and understands that the covenants provided for in this section are limited to the covenants set forth herein and do not preclude Mr. Honeycutt upon the termination of this agreement from obtaining gainful employment or utilizing his general business skills, and that numerous opportunities exist for Mr. Honeycutt to utilize such skills. Although Mr. Honeycutt agrees that the time and area restraints set forth herein are reasonable, nevertheless, if for any reason now unforeseen, a court of competent jurisdiction finds that the time and/or area restraints agreed to by the parties are unreasonable then the time and/or area restraints agreed to herein shall be reduced to an area and/or duration deemed reasonable by such court. Mr. Honeycutt acknowledges that he has read and understands the terms


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               of this agreement, that the same was specifically negotiated, and that the protective covenants agreed upon herein are necessary for the protection of Isolyser's business as a result of the business secrets disclosed during the employment and consultancy of Mr. Honeycutt. Further, Mr. Honeycutt acknowledges that
               Isolyser  would  not  enter  into  this  Agreement   without  the
               specifically  negotiated  protective covenants herein stated.

          (h) Remedies. In addition to any other rights and remedies which are available to Isolyser with respect to any breach or violation of the protective covenants set forth herein, it is recognized and agreed that Isolyser shall be entitled to obtain injunctive relief which would prohibit Mr. Honeycutt from continuing any breach or violation of such protective covenants.

     4. Resignation. Effective November 1, 1999, Mr. Honeycutt hereby resigns as Executive Vice President and Secretary of Isolyser and from all offices of Mr. Honeycutt with any other of the Isolyser Companies, including any position of Mr. Honeycutt as a director of any subsidiary of Isolyser. 5. Disclosure. Mr. Honeycutt should carefully read and understand the terms, conditions and effects of this agreement. This is a legal document, and Mr. Honeycutt is advised that he should consult with an attorney before signing this agreement.

     6. Litigation and Regulatory Cooperation. Mr. Honeycutt shall cooperate fully with Isolyser in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Isolyser which relate to events or occurrences that transpired while Mr. Honeycutt was employed by or served as a consultant to Isolyser. Mr. Honeycutt's full cooperation in connection to such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Isolyser at mutually convenient times. Mr. Honeycutt shall also cooperate fully with Isolyser in connection with any examination or review of any federal or state regulatory authority as such examination or review relates to events or occurrences that transpired while Isolyser employed Mr. Honeycutt. The obligations under this paragraph shall continue, to the extent required, following the expiration of this agreement. To the extent that Mr. Honeycutt is required to provide services under this paragraph subsequent to the expiration of this agreement, Isolyser will reimburse Mr. Honeycutt for reasonable expenses in connection with the performance of his duties under this paragraph and pay a consulting fee of $50 per hour.

     7.   Miscellaneous.

          (a) All the payments made and benefits provided to Mr. Honeycutt under this agreement shall be net of any tax required to be withheld by Isolyser under applicable law.

          (b) This agreement shall be governed in accordance with the laws of the State of Georgia.

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          (c)  This agreement contains the full and entire agreement between the parties. Nothing contained herein shall restrict, alter or amend that certain Indemnity Agreement effective as of October 20, 1994, between Isolyser and Mr. Honeycutt.

          (d) The salary and other benefits set forth in this agreement shall no longer accrue or be payable after Mr. Honeycutt's death. As this agreement is for the personal services of Mr. Honeycutt, it is not assignable by him. The terms of this agreement are binding upon and for the benefit of Isolyser and its successors and assigns.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date stated above.

                                             ISOLYSER COMPANY, INC.



                                             By: /s/ Migirdic Nalbantyan
                                                 -----------------------
                                             Its: President



                                                  /s/ Travis W. Honeycutt
                                                  ----------------------
                                                  Travis W. Honeycutt